Exhibit 10.47

Fidelity National Information Services, Inc.

Notice of Non-Statutory Stock Option Grant

You (the “Optionee”) have been granted the following option (the “Option”) to purchase Common Stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (“Share”), pursuant to the Fidelity National Information Services, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “Plan”):

Name of Optionee:                            [Name]

Total number of shares subject to Option:                [xxx]

Grant Date:                                [xxx]

Exercise Price:                            [xxx]

Vesting Schedule:                            See Exhibit A

Expiration Date:                            7th anniversary of the Grant Date

See the Stock Option Award Agreement and Plan Prospectus for the specific provisions related to this Option award, including the time period for exercise under various termination events and other important information concerning this award.

This document is intended as a summary of your individual Option award. If there are any discrepancies between this summary and the provisions of the formal documents of this Award, including the Stock Option Agreement, Plan Document or Plan Prospectus, the provisions of the formal documents will prevail.

FIDELITY NATIONAL INFORMATION SERVICES, INC.
AMENDED AND RESTATED
2008 OMNIBUS INCENTIVE PLAN
Stock Option Agreement

SECTION 1:    GRANT OF OPTION.

(a) Option. On the terms and conditions set forth in the Notice of Stock Option Grant and this Stock Option Agreement (the “Agreement”), the Company grants to the Optionee on the Grant Date the Option to purchase at the Exercise Price the number of Shares set forth in the Notice of Stock Option Grant.

(b) Plan and Defined Terms. The Option is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Option set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Stock Option Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.

SECTION 2:    RIGHT TO EXERCISE.

The Option hereby granted shall be exercised by written notice to the Committee, specifying the number of Shares the Optionee desires to purchase together with provision for payment of the Exercise Price. Subject to such limitations as the Company may impose (including prohibition of one more of the following payment methods), payment of the Exercise Price may be made by (a) cash or its equivalent, (b) by tendering Shares or directing the Company to withhold Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by broker-assisted cashless exercise, (d) in any other manner then permitted by the Company, or (e) by a combination of any of the permitted methods of payment. The Company may require the Optionee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, applicable state or non-U.S. securities laws or any other law.

SECTION 3:    TERM AND EXPIRATION.

(a) Basic Term. Subject to earlier termination pursuant to the terms here, the Option shall expire on the Expiration Date set forth in the Notice of Stock Option Grant.

(b) Termination of Employment or Service. Subject to the terms and conditions of Optionee’s employment agreement, if any, if the Optionee’s employment or service as a Director or Consultant, as the case may be, is terminated, the Option shall expire on the earliest of the following occasions:

(i)	The Expiration Date set forth in the Notice of Stock Option Grant;

(ii)The date three months following the termination of the Optionee’s employment or service for any reason other than Cause, Retirement, death, or Disability;

(iii)The date three years following the termination of the Optionee’s employment or service for Retirement;
(iv)The date one year following the termination of the Optionee’s employment or service due to death or Disability; or

(v)The date of termination of the Optionee’s employment or service for Cause (as defined below).

(c) The Optionee may exercise all or part of this Option at any time before its expiration, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service. Except in the case of death or Disability, when the Optionee’s employment or service terminates, this Option shall expire immediately with respect to the number of Shares for which the Option is not yet vested.

(d) If the Optionee’s employment or service terminates due to death or Disability, then all such unvested Stock Options outstanding as of the date of termination shall vest as of the date of termination and become free of any forfeiture and transfer restrictions described in the Agreement.

(e) All or part of this Option may be exercised (prior to expiration) by the personal representative of the Optionee or by any person who has acquired this Option directly from the Optionee by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon termination of the Optionee’s employment or service.

(f) Definition of “Cause.” The term “Cause” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company, or any affiliate or Subsidiary. If the Optionee’s employment agreement does not define the term “Cause,” or if the Optionee has not entered into an employment agreement with the Company, or any affiliate or Subsidiary, the term “Cause” shall mean (A) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (B) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by Company that would otherwise constitute Good Reason); (C) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (D) material breach of this Agreement; (E) material breach of Company’s business policies, accounting practices or standards of ethics; or (F) failure to materially cooperate with or impeding an investigation authorized by the Board.

(g) Definition of “Disability.” The term “Disability” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company, or any affiliate or Subsidiary. If the Optionee’s employment agreement does not define the term “Disability,” or if the Optionee has not entered into an employment agreement with the Company, or any affiliate or Subsidiary, the term “Disability” shall mean the Optionee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(h) Definition of “Retirement.” The term “Retirement” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company or any Subsidiary. If the Optionee’s employment agreement does not define the term “Retirement,” or if the Optionee has not entered into an employment agreement with the Company or any Subsidiary, the term “Retirement” shall mean the Optionee’s termination of employment without Cause on or after age 55 if the sum of the Optionee’s age at termination of employment and Years of Service with the Company total 65 or more.
(i) Definition of “Years of Service.” The term “Years of Service” means years of consecutive and continuous service with the Company or a predecessor entity.
(j) “Good Reason” termination shall apply only if the Optionee has an employment agreement with the Company, or affiliate or any Subsidiary with an applicable provision and shall have the meaning ascribed to that term in such employment agreement.

(k) Notwithstanding any provision of this Agreement, if any provision of this conflicts with an employment agreement by and between Optionee and the Company which is currently in effect, such conflicting provisions of that Optionee’s employment agreement shall supersede any such conflicting provisions of this Agreement to the extent they are more favorable to Optionee (but only to the extent such conflicting provisions of that Optionee’s employment agreement do not conflict with the terms of the Plan).

SECTION 4:    TRANSFERABILITY OF OPTION.

The Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and the Option shall be exercisable during the Optionee’s lifetime only by the Optionee or on his or her behalf by the Optionee's guardian or legal representative.

SECTION 5:    TRADING STOCK.

Keep in mind that you are subject to insider trading liability if you are aware of material, nonpublic information when making a purchase or sale of Company stock. In addition, if you are a Section 16 officer or a designated insider of the Company, you are subject to blackout restrictions that prevent the sale of Company stock during certain time periods referred to as the “blackout period”. The current “blackout period” is from the end of each calendar quarter through two (2) days following the Company’s earnings release.

SECTION 6:    MISCELLANEOUS PROVISIONS.

(a) Acknowledgements. The Optionee hereby acknowledges that he or she has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their respective terms and conditions. The Optionee acknowledges that there may be tax consequences upon the exercise or transfer of the Option and that the Optionee should consult an independent tax advisor prior to any exercise of the Option.

(b) Tax Withholding. Pursuant to Article 20 of the Plan, the Company shall have the power and the right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Optionee’s FICA obligations) required by law to be withheld with respect to this Option. The Company may condition the delivery of Shares upon the Optionee’s satisfaction of such withholding obligations. The Optionee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including the Optionee’s FICA taxes) that could be imposed on the transaction, and, to the extent the Company so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing and signed by the Optionee, and shall be subject to any restrictions or limitations that the Company, in its sole discretion, deems appropriate.

(c) Notice Concerning Disqualifying Dispositions. If the Option is an Incentive Stock Option, the Optionee shall notify the Company of any disposition of Shares issued pursuant to the exercise of the Option if the disposition constitutes a “disqualifying disposition” within the meaning of Sections 421 and 422 of the Code (or any successor provision of the Code then in effect relating to disqualifying dispositions). Such notice shall be provided by the Optionee to the Company in writing within 10 days of any such disqualifying disposition.

(d) Rights as a Stockholder. Neither the Optionee nor the Optionee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issued to the Optionee, transferee or representative, as the case may be.

(e) Ratification of Actions. By accepting this Agreement, the Optionee and each person claiming under or through the Optionee shall be conclusively deemed to have indicated the Optionee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Stock Option Grant by the Company, the Board, or the Committee.

(f) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the General Counsel of the Company at its principal executive office and to the Optionee at the address that he or she most recently provided in writing to the Company.

(g) Choice of Law. This Agreement and the Notice of Stock Option Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Stock Option Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.

(h) Arbitration. Subject to Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Stock Option Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Stock Option Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.

(i) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.

(j) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(k) References to Plan. All references to the Plan (or to a Section or Article of the Plan) shall be deemed references to the Plan (or the Section or Article) as may be amended from time to time.

(l) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Agreement shall be interpreted accordingly.

EXHIBIT A
Vesting and Restrictions

The Options are subject to forfeiture until the Options vest. The Options are subject to a time-based vesting, as described below. The percentage of the Stock Option indicated next to each Anniversary Date shall vest and become exercisable on such indicated anniversary date (such three-year vesting schedule referred to as the “Time-Based Restrictions”).

Time-Based Restrictions

Anniversary Date	% of Option
First (1st) anniversary of the Effective Date of Grant	33.33%
Second (2nd) anniversary of the Effective Date of Grant	33.33%
Third (3rd) anniversary of the Effective Date of Grant	33.34%